EXHIBIT 23


                          Independent Auditors' Consent


The Board of Directors
Joule Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statement (No. 33-57996) on Form S-8 of Joule Inc. and subsidiaries of our report dated December 5, 2003, except as to Note 14 which is as of December 22, 2003 on the consolidated balance sheets of Joule Inc. and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for each of the years in the two-year period ended September 30, 2003 and our report dated December 5, 2003 on the related financial statement schedules, which reports appear in the September 30, 2003, annual report on Form 10-K of Joule Inc.

Our report with respect to the 2003 and 2002 consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" as of October 1, 2001 and a revision to the 2001 consolidated financial statements to include related transitional disclosures.


/s/ KPMG LLP


Short Hills, New Jersey
January 7, 2004